Filed Pursuant to Rule 433
Registration Statement No. 333-259205
Royal Bank of Canada Market Linked Securities

Market Linked Securities—Contingent Fixed Return and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Nasdaq-100 Index® and the Dow Jones Industrial Average® due September 23, 2027
Term Sheet to Preliminary Pricing Supplement No. WFC189 dated September 12, 2022

Summary of Terms
Issuer :	Royal Bank of Canada
Market Measures:	The S&P 500® Index, the Nasdaq-100 Index® and the Dow Jones Industrial Average® (each, an "Index" and together, the "Indices")
Pricing Date*:	September 16, 2022
Issue Date*:	September 21, 2022
Face Amount and Original Offering Price:	$1,000 per security
Maturity Payment Amount (per security):
•    if the ending level of the lowest performing Index is greater than or equal to its starting level:
$1,000 plus the contingent fixed return
•    if the ending level of the lowest performing Index is less than its starting level, but greater than or equal to its threshold level:
$1,000; or
•    if the ending level of the lowest performing Index is less than its threshold level:
$1,000 + ($1,000 × index return of the lowest performing Index)

Stated Maturity Date*:	September 23, 2027
Starting Level:	With respect to each Index, its closing level on the pricing date
Ending Level:	With respect to each Index, its closing level on the calculation day
Threshold Level:	With respect to each Index, 70% of its starting level
Contingent Fixed Return:	At least 50.50% of the face amount ($505 per security), to be determined on the pricing date.
Index Return:	With respect to each Index, (ending level – starting level) / starting level
Lowest Performing Index:	The Index with the lowest index return.
Calculation Day*:	September 16, 2027
Calculation Agent:	RBC Capital Markets, LLC ("RBCCM"), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 4.00%; dealers, including those using the trade name Wells Fargo Advisors ("WFA"), may receive a selling concession of up to 2.50% and WFA may receive a distribution expense fee of 0.12%
CUSIP:	78016FTQ7
Material Tax Consequences:	See the preliminary pricing supplement.
*subject to change
** In addition, selected dealers may receive a fee of up to 0.50% for marketing and other services
Hypothetical Payout Profile***

***assumes a contingent fixed return equal to the lowest possible contingent fixed return that will be determined on the pricing date.

If the ending level of the lowest performing Index is less than its threshold level, you will have full downside exposure to the decrease in the level of the lowest performing Index from its starting level, and you will lose more than 30%, and possibly all, of the face amount of your securities at maturity.

The issuer's initial estimated value of the securities as of the pricing date is expected to be between $850.00 and $892.00 per $1,000 in principal amount, which is less than the public offering price. The final pricing supplement relating to the securities will set forth the issuer's estimate of the initial value of the securities as of the pricing date. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See "Estimated Value of the Securities" in the accompanying preliminary pricing supplement for further information.
Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/1000275/000114036122033018/brhc10041797_fwp.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities.  See "Selected Risk Considerations" in this term sheet and the accompanying preliminary pricing supplement and "Risk Factors" in the accompanying product supplement.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below are discussed in detail in the "Selected Risk Considerations" section in the accompanying preliminary pricing supplement and the "Risk Factors" section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating to the Terms and Structure of the Securities
•	If The Ending Level Of The Lowest Performing Index Is Less Than Its Threshold Level, You Will Lose More Than 30%, And Possibly Up To 100%, Of The Face Amount Of Your Securities At Maturity.
•	You Will Receive The Contingent Fixed Return Only If The Ending Level Of The Lowest Performing Index Is Greater Than Or Equal To Its Starting Level.
•	The Potential Return On The Securities Is Limited To The Contingent Fixed Return.
•	The Securities Are Subject To The Full Risks Of Each Index And Will Be Negatively Affected If Any Index Performs Poorly, Even If The Other Indices Perform Favorably.
•	Your Return On The Securities Will Depend Solely On The Performance Of The Lowest Performing Index, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Indices.
•	You Will Be Subject To Risks Resulting From The Relationship Among The Indices.
•	No Periodic Interest Will Be Paid On The Securities.
•	The Securities Are Subject To Credit Risk.
•	Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.
•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
Risks Relating To The Estimated Value Of The Securities And Any Secondary Market
•	Our Initial Estimated Value Of The Securities Will Be Less Than The Original Offering Price.
•	The Initial Estimated Value Of The Securities Is An Estimate Only, Calculated As Of The Time The Terms Of The Securities Are Set.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.
Risks Relating To The Indices
•
The Maturity Payment Amount Will Depend Upon The Performance Of The Indices, And Therefore The Securities Are Subject To Certain Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	An Investment In the Securities Is Subject to Risks Relating To Non-U.S. Companies
Risks Relating to Conflicts of Interest
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada toll-free at 1-877-688-2301.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.